Exhibit 99.1

N E W S            R E L E A S E

FOR IMMEDIATE RELEASE

CONTACT:
Mary Kerr
Vice President
Investor and Public Relations
(717) 751-3071
mkerr@bonton.com

THE BON-TON STORES, INC. ANNOUNCES ELDER-BEERMAN

CENTERVILLE, OH STORE CLOSING

York, PA, August 30, 2010 – The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced that it will close its 191,000 square foot Elder-Beerman store in the Centerville Place in Centerville, Ohio. The closing will impact approximately 65 associates. The location is scheduled to close by late January 2011.

Bud Bergren, President and Chief Executive Officer, commented, “The Company continually reviews the performance of its assets; as a result of a review of the Centerville location and its proximity to our Dayton Mall store, we made the decision to close this location. We will continue to provide great service and an outstanding merchandise assortment to our Dayton-area shoppers at our remaining six Elder-Beerman stores. We are very grateful for the devoted Centerville store associates and are committed to providing assistance to these associates.”

The affected associates at the Centerville location will be provided an opportunity to consider available positions within the Dayton-area Elder-Beerman stores or receive career transition benefits, including severance, according to established practices and state employment service support.

The monies received net of closing costs will give rise to a gain on the disposal of the Centerville store. The accretive net impact of the closing will be income of approximately $0.10 per diluted share in fiscal 2010.

The Bon-Ton Stores, Inc. operates 278 stores, including 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release and other materials filed or to be filed by the Company with the Securities and Exchange Commission contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a security breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of new regulatory requirements including the changes mandated in 2009 to many credit card business practices and the health care legislation enacted in 2010; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

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